Exhibit 10.1

October 30, 2021

Adi Mohanty

Dear Mr. Adi Mohanty,

Progenity, Inc. (the “Company”) is pleased to confirm the following employment offer as Chief Executive Officer and member of the Progenity Board of Directors starting November 8, 2021 (the “Employment Start Date”). This offer is subject to the terms and conditions set forth in this offer letter. This offer will remain open until 5 PM Pacific on Monday, November 1st.

Employment

You agree to serve as Chief Executive Officer and member of the Progenity Board of Directors and shall have the duties and responsibilities commensurate with such position reporting directly to the Board of Directors. The annual base salary for this position is $550,000 on a full-time basis.

Benefits

Beginning the first of the month following your start date or the first if hired on the first, the Company will provide you with the usual health insurance benefits it generally provides to other employees. Except for any waiting period that may be applicable, you will have immediate right to participate in and receive benefit from life, accident, disability, medical, bonus, and similar benefits made available generally to employees of the Company as such plans and benefits may be adopted by the Company. These plans may vary, from time to time, be amended, or terminated.

PTO

Your PTO time shall be in accord with the Company’s PTO policy that allows all full-time employees to accrue three weeks’ PTO per benefit year.

Bonus

You are eligible for the annual bonus program, with a target bonus of 75% of your annual salary. Bonuses are calculated annually when the calendar year ends and are awarded in the second quarter of the following year. These bonuses are prorated based on your start date. You would be eligible for your first bonus during the first quarter of 2023 which will include a prorated payment for any time worked during 2021. The bonus incentive is based on several items including company performance, individual goals, and a subjective portion. Bonus payments may exceed the target in cases of exceptional performance. The bonus program is operated at the sole discretion of the Company and is subject to review, modification, or revocation at any time.

Equity Awards

You will be granted a restricted stock unit (“RSU”) award and a stock option (“Stock Option”) award with an aggregate value of approximately $10,000,000. The grants are subject to the receipt of board approvals and will be effective on your Employment Start Date. Such RSU and Stock Option awards will otherwise be subject to the terms and conditions of the Company’s pending 2021 Inducement Plan (to be approved by the Board of Directors on November 3, 2021) and related documentation including RSU and Stock Option agreements. The awards will vest over a period of four years based on the vesting schedule contained in your grant package.

Severance Plan

You will be eligible for Tier 1 severance benefits as outlined in the document “Severance Plan” that was provided along with this employment offer. The purpose of the Plan is to provide for the payment of severance benefits in the event your employment with the Company and any Applicable Subsidiary, as applicable, is terminated involuntarily and to encourage you to continue as an employee of the Company in the event of a Change in Control.

Other Activities

Except under prior approval of the Board of Directors, you shall not during the period of your employment engage, directly or indirectly, in any business activity that is or may be competitive with, or might you be in competing position to that of the Company.

Employee Confidentiality and Proprietary Rights Assignment Agreement

In making this offer, the Company understands that you are not under any obligation to any former employer or person, firm or Company which would prevent, limit, impair or in any way affect the performance by you of your duties as an Employee of the Company. You also represent that as an employee of the Company you will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by you in confidence prior to your employment by the Company. You will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employers or others.

You have not entered into and you agree not to enter into any agreement, either written or oral, in conflict with your employment at the Company. You further agree to conform to the rules and regulations of the Company.

It is understood that you are not being offered employment for a definite period of time and that either you or the Company may terminate the employment relationship at any time and for any reason without prior notice. The “at will” nature of the employment between you and the Company cannot be changed or modified other than in writing by the Board of Directors.

This offer is contingent upon successful completion of a background investigation, which may include civil, and criminal court records, education, credentials, identity, social security number, previous employment and driving records.

Please indicate your acceptance of this offer by signing and dating this letter and returning it to me.

Sincerely,

/s/ Robyn Hatton
Robyn Hatton
Vice President, Human Resources
Progenity, Inc.

Agreed:	/s/ Adi Mohanty	11/1/2021
	Signature	Date

Adi Mohanty
Printed Name